EXHIBIT 24.1


                 CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the reference to our firm under the caption "Experts" in the Joint Proxy Statement/Prospectus of Conseco, Inc. and Kemper Corporation which is made a part of the Registration Statement on Form S-4 and the related prospectus for the registration of shares of common stock of Conseco, Inc. and to the incorporation by reference therein of our report dated March 24, 1994 with respect to the consolidated financial statements of Conseco, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1993, filed with the Securities and Exchange Commission.



                             COOPERS & LYBRAND L.L.P


Indianapolis, Indiana
September 14, 1994